SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

December 19, 2012

Date of Report (date of earliest event reported)

INTEVAC, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26946	94-3125814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

3560 Bassett Street

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 986-9888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments

This filing updates the 8-K dated as of December 19, 2012. On January 24, 2013, Intevac, Inc. (the “Company”) completed its annual impairment tests of the value of its goodwill and certain indefinite-lived intangible assets for potential impairment and based on such analysis, management determined that it will incur material non-cash impairment charges related to its goodwill and intangible assets in the fourth quarter of fiscal 2012. The Company expects that it will record a non-cash impairment charge of $18.4 million against the entire goodwill balance related to its Equipment and Intevac Photonics reporting units. In addition the Company concluded that it will record impairment charges of $30,000 against a tradename. The goodwill and intangible asset were derived from previous acquisitions. In the second half of 2012, the Company experienced a significant decline in its stock price which resulted in the Company’s market capitalization falling significantly below the recorded value of its consolidated net assets. The impairment charge in the Equipment reporting unit was primarily driven by lower projected results compared to prior forecasts. In the third quarter of fiscal 2012, hard drive shipments were below industry expectations and forecasted hard drive units were expected to be down year over year for the second consecutive year. Also the timing of Intevac’s penetration strategy for the solar or photovoltaic (“PV”) market was impacted by the overcapacity of PV manufacturers and the oversupply of solar panels in the market. In light of these events, Intevac lowered its near term forecast for the Equipment reporting unit. The impairment charge in the Intevac Photonics reporting unit was primarily driven by adverse equity market conditions in the Photonics market due to concerns over lower U.S. government military spending and budget constraints that caused a decrease in current market multiples compared with prior years’ testing. The Company will not be required to make any current or future cash expenditures as a result of these impairments. These impairment charges will be reflected in the Company’s financial statements as of and for the fiscal quarter and year ended December 31, 2012.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEVAC, INC.

Date: January 24, 2013	By:	/S/ JEFFREY ANDRESON
Jeffrey Andreson
Vice President, Finance and Administration,
Chief Financial Officer, Treasurer and Secretary